                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to  240.14a-11(c) or  240.14a-12

                         Superior Energy Services, Inc.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] No Fee Required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         1) Title of each class of securities to which transaction applies:

         2)       Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


         4)       Proposed maximum aggregate value of transaction:


         5)       Total Fee Paid:


[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:

         2)       Form, Schedule or Registration Statement No.:

         3)       Filing Party:

         4)       Date Filed:

                         SUPERIOR ENERGY SERVICES, INC.

                                1105 PETERS ROAD
                             HARVEY, LOUISIANA 70058

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Superior Energy Services, Inc.:

         Superior's annual stockholders' meeting will be held Monday, May 19, 2003, 12:00 p.m., at 201 St. Charles Avenue, 52nd Floor, New Orleans, Louisiana 70170. At the meeting, stockholders will be asked to:

         1. elect directors; and

         2. consider any other business that may properly come before the meeting.

         Only holders of record of our common stock as of the close of business on March 31, 2003 are entitled to receive notice of, attend and vote at the meeting.

         Please sign, date and return the accompanying proxy in the enclosed addressed, postage-paid envelope. If you attend the annual meeting, you may vote your shares in person, even if you have sent in your proxy.


                                              By Order of the Board of Directors

                                              /s/ GREG ROSENSTEIN

                                              Greg Rosenstein
                                              Secretary


Harvey, Louisiana
April 16, 2003

                         SUPERIOR ENERGY SERVICES, INC.
                                1105 PETERS ROAD
                             HARVEY, LOUISIANA 70058

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                 April 16, 2003


         THIS PROXY STATEMENT IS BEING MAILED TO OUR STOCKHOLDERS ON OR ABOUT APRIL 16, 2003.


WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

         At the annual meeting, our stockholders will vote on the election of our directors.

WHEN AND WHERE WILL THE MEETING BE HELD?

         The meeting will be held on Monday, May 19, 2003, 12:00 p.m., at 201 St. Charles Avenue, 52nd Floor, New Orleans, Louisiana 70170.

WHO IS SOLICITING MY PROXY?

         Our Board of Directors is soliciting your vote for our 2003 annual meeting of stockholders. By completing and returning the proxy card, you are authorizing the proxy holder to vote your shares at our annual meeting as you have instructed him on the card.

WHY AM I RECEIVING THIS PROXY STATEMENT?

         You are receiving this proxy statement because you owned shares of our common stock at the close of business on March 31, 2003, the record date for the meeting.

HOW MANY VOTES DO I HAVE?

         You have one vote for every share of our common stock that you owned on the record date.

HOW MANY VOTES CAN BE CAST BY ALL STOCKHOLDERS?

         As of the record date, we had 73,836,859 shares of common stock outstanding.

HOW MANY SHARES MUST BE PRESENT TO HOLD THE MEETING?

         Our Bylaws provide that a majority of the outstanding shares of stock entitled to vote constitutes a quorum at a meeting of our stockholders. As of the record date, 36,918,430 shares constitute a majority of our outstanding stock entitled to vote at the meeting. Shares that are voted, that are unvoted, also known as broker non-votes, and for which voting authority is withheld are treated as being present at the annual meeting for purposes of determining whether quorum is present.

WHAT ARE THE VOTING PROCEDURES?

         Our Bylaws provide that directors are elected by a plurality of the votes cast by the shares at a meeting at which quorum is present.

HOW DO I VOTE?

         You may vote either by proxy or in person at the annual meeting.

         To vote by proxy, just complete and sign the enclosed proxy card, and return it in the enclosed prepaid and addressed envelope.

         If you want to vote in person, we will distribute written ballots at the annual meeting. However, if you hold your shares of our common stock through a securities broker in street name, you must request a proxy from your broker and bring that proxy to the meeting in order to vote.

CAN I CHANGE MY VOTE?

         Yes. Your proxy can be revoked or changed at any time before it is voted by notice in writing to our Secretary, by our timely receipt of another proxy with a later date or by voting in person at the meeting.

WHAT IF I DON'T VOTE FOR A MATTER LISTED ON MY PROXY CARD?

         If you return the proxy card without indicating your vote for a director, your shares will be voted FOR each of the nominees listed on your card.

CAN MY SHARES BE VOTED IF I DON'T RETURN THE PROXY CARD AND DO NOT ATTEND THE MEETING IN PERSON?

         With respect to your shares held through a broker in street name, your broker may vote those shares. Brokerage firms have authority under the New York Stock Exchange rules to vote customers' unvoted shares on some "routine" matters, including the election of directors. If you do not give a proxy to vote your shares and do not attend the meeting and vote your shares in person, your brokerage firm may either vote your shares on the matter of election of our directors in its discretion or leave your shares unvoted. Unvoted shares, also known as broker non-votes, will have no effect on the election of directors.

         If you don't vote the shares held in your name, your shares will not be voted.

WHO PAYS FOR SOLICITING PROXIES?

         We are paying for all costs of soliciting proxies. In addition to solicitation by mail, our officers and employees may request the return of proxies by personal conversation or by telephone or telecopy. We are also requesting that banks, brokerage houses and other nominees or fiduciaries forward the soliciting material to their principals and that they obtain authorization for the execution of proxies. We will reimburse them for their expenses.

COULD OTHER MATTERS BE DECIDED AT THE MEETING?

         The Board does not expect to bring any other matter before the annual meeting, and it is not aware of any other matter that may be considered at the meeting. In addition, pursuant to our Bylaws, time has elapsed for any stockholder to properly bring a matter before the meeting. However, if any other matter does properly come before the meeting, the proxy holder will vote the proxies in his discretion.

WHAT HAPPENS IF THE MEETING IS POSTPONED OR ADJOURNED?

         Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

ELECTION OF DIRECTORS

         The size of our Board has been fixed at six directors. Proxies cannot be voted for a greater number of persons. Unless you specify otherwise in your proxy card, your shares will be voted by the proxy holder FOR the election of each of the six nominees named below to serve until the next annual meeting and until their successors are duly elected and qualified. If any nominee should decline or be unable to serve for any reason, votes will be cast for a substitute nominee designated by the Board. The nominees have advised us that they will serve on the Board if elected.

INFORMATION ABOUT DIRECTORS

         The Nominating and Corporate Governance Committee recommends, and the Board nominates, the following six individuals for election as directors at the annual meeting.

         Richard A. Bachmann, 58, has served as a Director since July 1999. He has been Chairman, President and Chief Executive Officer of Energy Partners, Ltd., an independent oil and gas exploration company, since its formation in March 1997. From 1995 to January 1997, he served as director, president and chief operating officer of The Louisiana Land and Exploration Company, an independent oil and gas exploration company. From 1982 to 1995, Mr. Bachmann held various positions with The Louisiana Land and Exploration Company, including director, executive vice president, chief financial officer and senior vice president of finance and administration. From 1978 to 1981, Mr. Bachmann was treasurer of Itel Corporation. Prior to 1978, Mr. Bachmann served with Exxon International, Esso Central America, Esso InterAmerica and Standard Oil of New Jersey.

         Joseph R. Edwards, 30, has served as a Director since December 2001. Mr. Edwards is currently a vice president of First Reserve Corporation, a corporate manager of private investments focusing on the energy and energy-related sectors. Mr. Edwards has served in various capacities at First Reserve since March 1998. From July 1995 until March 1998, Mr. Edwards was a member of the corporate finance team of Simmons & Company International, a Houston-based, energy-focused investment banking firm. Mr. Edwards also serves as a director of T-3 Energy Services, Inc.

         Ben A. Guill, 52, has served as a Director since July 1999 and is President of First Reserve Corporation, which he joined in September 1998. Prior to joining First Reserve, Mr. Guill spent 18 years with Simmons & Company International, where he served as Managing Director and Co-Head of Investment Banking. Mr. Guill also serves as a director of National-Oilwell, Inc., TransMontaigne, Inc., Chicago Bridge and Iron Company N.V., T-3 Energy Services, Inc., Quanta Services, Inc. and Dresser, Inc.

         Terence E. Hall, 57, has served as the Chairman of the Board, Chief Executive Officer, President and a Director since December 1995. Since 1989, he has also served as President and Chief Executive Officer of our wholly-owned subsidiaries Superior Energy Services, L.L.C. and Connection Technology, L.L.C., and their predecessors.

         Richard A. Pattarozzi, 59, has served as a Director since June 2002. Mr. Pattarozzi retired as a Vice President of Shell Oil Company in January 2000. He also previously served as President and Chief Executive Officer for both Shell Deepwater Development, Inc. and Shell Deepwater Production, Inc. Mr. Pattarozzi serves on the Board of Directors of Global Industries, Ltd., Stone Energy Corporation, Transocean, Inc., Tidewater, Inc. and FMC Technologies, Inc. He received a BS degree in Civil Engineering from the University of Illinois.

         Justin L. Sullivan, 63, has served as a Director since December 1995. Mr. Sullivan has been a private investor and has served as a business consultant since May 1993. Prior to May 1993, he held senior management positions with various companies in the forest products industry. Mr. Sullivan also has been an accounting faculty member of the University of New Orleans and Tulane University.

MEETINGS OF THE BOARD

         There were four Board meetings in 2002. Each director attended at least 75% of the meetings of the Board and the committees of which he was a member.

BOARD COMMITTEES

         Our Board has, as standing committees, an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

         AUDIT COMMITTEE

         The current members of the Audit Committee are Messrs. Sullivan, Bachmann and Pattarozzi. Mr. Sullivan serves as chairman of the committee. The Audit Committee met eight times during 2002.

         The Audit Committee is primarily responsible for assisting the Board in fulfilling its fiduciary duties to our stockholders with respect to financial matters. The committee has oversight responsibility for our financial statements and the financial reporting process, our systems of internal accounting and financial controls and the annual independent audit of our financial statements.

         All of the members of the Audit Committee are independent in accordance with the existing and proposed audit committee requirements of the New York Stock Exchange and any other applicable legal and regulatory requirements.

         COMPENSATION COMMITTEE

         The current members of the Compensation Committee are Messrs. Sullivan, Bachmann and Pattarozzi, with Mr. Pattarozzi serving as chairman. The Compensation Committee met once during 2002. The committee establishes the compensation of our Chief Executive Officer and administers our Management Incentive Program and stock incentive plans.

         NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

         The Board formed the Nominating and Corporate Governance Committee in February 2003. The current members of the committee are Messrs. Sullivan, Bachmann and Pattarozzi. Mr. Bachmann serves as the committee's chairman.

         The Nominating and Corporate Governance Committee assists the Board in identifying qualified individuals to become directors, determining the composition of the Board and its committees, monitoring a process to assess Board effectiveness and developing and implementing our corporate governance guidelines.

         The committee's responsibility to identify and recommend individuals to serve as directors is subject to First Reserve's right to appoint two individuals to the Board under the stockholders' agreement described in "Certain Relationships and Related Transactions."

DIRECTOR COMPENSATION

         In order to closely align the outside directors' compensation with the financial interests of our stockholders, a significant portion of their compensation is paid in equity. Newly appointed directors receive a one-time option to purchase 20,000 shares of our common stock. In addition, each outside director receives an option to purchase 5,000 shares of our common stock on the day following our annual stockholders' meeting.

         Our outside directors also receive cash compensation of $15,000 a year, and committee chairmen receive additional cash compensation of $5,000 for their service to the committee. These amounts are paid in equal monthly installments. Directors receive a $1,000 fee for each Board meeting and the first three committee meetings attended. After a director has attended three committee meetings, he receives a $2,000 fee for each subsequent committee meeting.

         Mr. Hall does not receive any special compensation for his service as a director. All directors are reimbursed for reasonable expenses incurred in attending Board and committee meetings.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table shows the number of shares of our common stock beneficially owned as of March 31, 2003 by persons known by us to beneficially own more than 5% of the outstanding shares of our common stock. The information in the table is based on our review of filings with the Securities and Exchange Commission. Each person listed below has sole voting and investment power with respect to the shares beneficially owned unless otherwise stated.

                                                                              Amount and Nature of   Percent
           Name and Address of Beneficial Owner                               Beneficial Ownership   of Class
           ------------------------------------                               --------------------   --------
First Reserve Fund VII, Limited Partnership(1)........................                  10,769,777    14.6%
   One Lafayette Place
   Greenwich, Connecticut  06830

First Reserve Fund VIII, L.P(1).......................................                   7,179,850     9.7%
   One Lafayette Place
   Greenwich, Connecticut  06830

Kotts Capital Holdings, Limited Partnership...........................                   7,134,995     9.7%
   3737 Willowick Road
   Houston, Texas  77019

Franklin Resources, Inc.(2)...........................................                   5,270,134     7.1%
   One Franklin Parkway
   San Mateo, California  94403

ICM Asset Management, Inc.(3).........................................                   4,444,300     6.0%
   601 West Main Avenue, Suite 600
   Spokane, Washington  99201-0613

Westfield Capital Management Co., LLC.................................                   4,309,160     5.8%
   One Financial Center
   Boston, Massachusetts  02111

FMR Corp.(4)..........................................................                   4,202,381     5.7%
   82 Devonshire Street
   Boston, Massachusetts  02109

----------

(1) First Reserve Corporation is the indirect general partner of First Reserve Fund VII, Limited Partnership and First Reserve Fund VIII, L.P., and is deemed to beneficially own the shares held by both of these funds. In addition, the First Reserve funds have a beneficial interest in the options held by Messrs. Guill and Edwards by virtue of the fact that the funds are entitled to a portion of the profits from any option exercise by Messrs. Guill or Edwards.

(2) Franklin Resources, Inc. reported sole voting power of 4,458,328 shares.

(3) ICM Asset Management, Inc. reported shared investment power of 4,444,300 shares and shared voting power of 2,789,196 shares as a result of securities owned by its advisory clients.

(4)      FMR Corp. reported sole voting power of 823,281 shares.


                                   ----------

STOCK OWNERSHIP OF MANAGEMENT

         The following table shows the number of shares of our common stock beneficially owned as of March 31, 2003 by our directors, our executive officers, and all of our directors and executive officers as a group. Each person listed below has sole voting and investment power with respect to the shares beneficially owned unless otherwise stated.

                                                                           Amount and Nature of      Percent
                       Name of Beneficial Owner                           Beneficial Ownership(1)    of Class
                       ------------------------                           -----------------------    --------
Richard A. Bachmann...................................................                41,665              *
Kenneth Blanchard.....................................................               604,552(2)           *
Joseph R. Edwards.....................................................                25,000              *
Ben A. Guill..........................................................            17,984,627(3)        24.4%
Terence E. Hall.......................................................             1,497,953            2.0%
Richard A. Pattarozzi.................................................                28,150              *
Justin L. Sullivan....................................................                45,000              *
Robert S. Taylor......................................................               343,333              *
All directors and executive officers
   as a group (eight persons).........................................            20,570,280(3)(4)     27.9%

----------
* Less than 1%.

(1) Includes the number of shares subject to options that are exercisable by May 30, 2003 as follows: Mr. Bachmann, 35,000; Mr. Blanchard, 540,373; Mr. Edwards, 25,000; Mr. Guill, 35,000; Mr. Hall, 932,617; Mr.
         Pattarozzi, 25,000; Mr. Sullivan, 35,000; and Mr. Taylor, 343,333. The First Reserve funds have a beneficial interest in the options held by Messrs. Guill and Edwards by virtue of the fact that the funds are entitled to a portion of the profits from any option exercise by Messrs. Guill or Edwards.

(2) Includes 37,161 shares held by Mr. Blanchard's children, of which Mr. Blanchard is deemed to be the beneficial owner.

(3) Mr. Guill is the President of First Reserve Corporation, and he expressly disclaims beneficial ownership of the 17,949,627 shares of our common stock owned by the First Reserve funds.

(4) Includes 1,971,323 shares subject to options that are exercisable by May 30, 2003 held by directors and executive officers.



                              --------------------

EXECUTIVE COMPENSATION

         SUMMARY OF EXECUTIVE COMPENSATION

         The following table shows the compensation of our chief executive officer and two other executive officers for the three fiscal years ended December 31, 2002.

                           SUMMARY COMPENSATION TABLE

                                                                                                     Long-Term
                                                                                                    Compensation
                                                                                                       Awards
                                                       Annual Compensation                           Securities
                                                    -------------------------      Other Annual      Underlying      All Other
Name and  Position                       Year         Salary         Bonus        Compensation(1)   Options/SARs  Compensation(2)
-----------------------------------   -----------   -----------   -----------     ---------------   ------------  ---------------
Terence E. Hall ...................          2002   $   451,620   $   300,000               --(3)             --   $    11,382
  Chairman, President,                       2001       407,761       464,063               --           750,000         6,975
  Chief Executive                            2000       376,024       314,250               --           100,000         6,167
  Officer

Kenneth Blanchard .................          2002   $   211,113   $   105,000               --            65,000   $    11,022
  Chief Operating                            2001       181,840       466,563(4)            --            72,000         6,975
  Officer, Vice                              2000       153,820       384,080(4)            --            45,373         6,167
  President

Robert S. Taylor ..................          2002   $   167,758   $    80,000               --            55,000   $    10,806
  Chief Financial                            2001       158,476       165,000               --            65,000         6,975
  Officer, Vice                              2000       140,096       121,510               --                --         6,167
  President, Treasurer

----------

(1) Perquisites and other personal benefits paid in any of the years presented did not exceed the lesser of $50,000 or 10% of salary and bonus for that year.

(2) Comprised of our matching contributions to the 401(k) plan and hospitalization and health insurance and life insurance.

(3) Since January 1, 2002, Mr. Hall has been allowed to use the corporate airplane for personal travel. Mr. Hall reimburses us for his personal travel on the corporate airplane in an amount equal to the cost of a first class, nonrefundable ticket to his destination. Mr. Hall also reimburses us for any incidental expenses incurred during his personal travel, such as baggage handling fees at the airport and meals for the pilots. Mr. Hall reimbursed us approximately $21,800 for his personal use of the airplane during 2002.

(4) Mr. Blanchard received a non-compete payment in the amount of $250,000 in July 2000 and July 2001.

                                   ----------

EXECUTIVE EMPLOYMENT AGREEMENTS

         Mr. Hall's employment agreement has a term that expires on July 15, 2006. The term is automatically renewed for an additional year on each July 15 unless we or Mr. Hall gives at least 90 days written notice that the term will not be extended. Mr. Hall's annual base salary was increased in July 2001 to $450,000. Mr. Hall is also eligible to earn an annual incentive bonus of up to 125% of his annual base salary based upon the achievement of performance objectives determined by the Compensation Committee. The agreement contains non-competition and other provisions intended to protect our interests in the event that Mr. Hall ceases to be employed.

         Mr. Taylor's employment agreement has a term that expires on July 31, 2004 and provides for an annual base salary of $160,000. Mr. Blanchard's employment agreement has a term that expires on July 31, 2004 and provides for an annual base salary of $210,000. Each of Messrs. Taylor and Blanchard is also eligible to earn an annual incentive bonus based upon the achievement of performance objectives determined by the Compensation Committee. Their employment agreements contain non-competition and other provisions intended to protect our interests in the event that either officer ceases to be employed. In consideration of Mr. Blanchard's non-competition provision, we paid him an aggregate of $500,000 in two equal installments in 2000 and 2001.

         All employment agreements with our executive officers provide for the termination of employment upon their death or disability, or by us for cause. Cause is defined to include a willful and continued failure by the officer to substantially perform his duties, or willful misconduct by the officer that is materially injurious to us. Mr. Hall's agreement also provides for a right of termination by Mr. Hall for good reason, which includes a failure by us to comply with any material provision of the employment agreement.

        Upon termination of an executive officer's employment, we must pay him all compensation owing through the date of his termination. Upon termination of Mr. Hall due to his death or disability, in addition to all compensation owing through the date of his termination, we would pay to Mr. Hall (or his estate in the event of his death) a benefit in an amount equal to his annual base salary. If Mr. Hall's agreement is terminated by us other than for cause or by Mr. Hall for good reason, Mr. Hall would be entitled to an amount equal to the sum of his annual base salary and the bonus paid or payable to Mr. Hall for the preceding fiscal year, multiplied by the greater of two or the number of years remaining in the term of Mr. Hall's employment under the agreement.

OPTION GRANTS IN 2002

         The following table contains information concerning the grants of options to our executive officers during 2002. No stock appreciation rights were granted in 2002.

                            2002 STOCK OPTION GRANTS

                                         Percent of                                     Potential Realizable Value
                                           Total                                          at Assumed Annual Rates
                        No. of Shares     Options                                          of Stock Appreciation
                         Underlying      Granted to        Exercise                          for Option Term(1)
                          Options        Employees         or Base       Expiration     -----------------------------
       Name               Granted         in 2002           Price           Date             5%              10%
--------------------   -------------   -------------    -------------   -------------   -------------   -------------
Terence E. Hall ....              --              --               --              --              --              --
Kenneth Blanchard ..          65,000            10.9%   $        9.46          6/6/12   $     386,707   $     979,992
Robert S. Taylor ...          55,000             9.2%            9.46          6/6/12         327,214         829,224

----------

(1) Appreciation has been calculated over the term of the options, beginning with the exercise price of each respective option.

                                  ------------

AGGREGATE OPTION EXERCISES DURING 2002 AND OPTION VALUES AT FISCAL YEAR END

         None of our executive officers exercised options to acquire shares of our common stock during 2002. The following table contains information concerning the value of outstanding options as of December 31, 2002 based on the difference between the closing per share sale price of $8.20 on that date, as reported by the New York Stock Exchange, and the exercise price of the options.

                                    Number of Securities                  Value of
                                   Underlying Unexercised         Unexercised In-the-Money
                                   Options at Year End (#)         Options at Year End ($)
                                  Exercisable/Unexercisable       Exercisable/Unexercisable
                                -----------------------------     -------------------------
Terence E. Hall...............                849,283/533,334      $       1,505,758/29,584
Kenneth Blanchard.............                516,373/113,000      $              927,400/0
Robert S. Taylor..............                 321,666/98,334      $              610,400/0

                                   ----------

AUDIT COMMITTEE REPORT

         The Audit Committee is comprised of Messrs. Sullivan as Chairman, Bachmann and Pattarozzi. Each of these individuals meet the existing and proposed independence requirements of the New York Stock Exchange, as well as any other applicable legal and regulatory requirements. The duties and responsibilities of the Audit Committee are set forth in its written charter adopted by the Board. The committee reassesses its charter as conditions dictate, but in no event less than once a year, and updates it in order to comply with the rules of the New York Stock Exchange and any other applicable legal and regulatory requirements.

         The Audit Committee reviewed and discussed our financial statements with management, which is primarily responsible for preparing the statements, and our independent auditors, KPMG LLP, who are responsible for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles. The committee also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, and has reviewed KPMG's independence. As part of the committee's review of KPMG's independence, it received and discussed the written disclosures and the letter from KPMG required by Independence Standards Board Statement No. 1. The Audit Committee has also considered whether KPMG's provision of non-audit services to us, which are described below, was compatible with its independence. The committee has concluded that it is.

         Based on its reviews and discussions with management and KPMG, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

                               The Audit Committee

Justin L. Sullivan             Richard A. Bachmann         Richard A. Pattarozzi

FEES PAID TO INDEPENDENT AUDITORS

         AUDIT FEES

         The aggregate fees billed by KPMG for professional services rendered for the audits of our annual financial statements for the year ended December 31, 2002 and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for that year were $225,000.

         ALL OTHER FEES

         The aggregate fees billed by KPMG for other services rendered to us in 2002 were $424,040, including fees for audit related services of $46,000 and fees for non-audit services of $378,040. Audit related services generally include issuances of letters to underwriters, audits of financial statements of employee benefit plans, review of registration statements and related consent issuances.

         KPMG did not perform any financial information systems design and implementation services for us in 2002.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee, which is chaired by Mr. Pattarozzi and also comprised of Messrs. Sullivan and Bachmann, provides overall guidance to the Board with respect to executive compensation programs, administers our Management Incentive Plan and stock incentive plans. The overall goal of the committee is to align compensation of our employees with our performance, and to attract, retain and reward executive officers and employees whose contributions are critical to our long-term success.

         The Compensation Committee makes recommendations to the Board regarding the compensation of Mr. Hall, our Chief Executive Officer. Mr. Hall does not participate in these discussions or in the making of recommendations by the committee of his compensation. The Board must approve all compensation actions regarding Mr. Hall. The Board approved all transactions which were recommended by the Compensation Committee related to Mr. Hall's compensation for 2002.

         Our executive compensation policy seeks to ensure that the base and cash bonus compensation of our executive officers and other key employees are competitive with other similar size companies in the oilfield service industry while, internally, being fair and discriminating on the basis of individual performance. Annual awards of stock options are intended to retain executives and key employees and to motivate them to improve our long-term stock market performance.

         BASE SALARY

         In establishing base cash compensation for our executives, we target the median cash compensation of our competitors for their executives having similar responsibilities. Base salaries of our executives have historically been set at or below the median, so that bonuses generally will constitute a larger portion of cash compensation. Executive base salaries are reviewed annually, based on each executive's performance, the competitiveness of the executive's base salary compared to the external market, our financial results and overall industry conditions.

         CASH INCENTIVE BONUSES

         The Compensation Committee administers the Management Incentive Plan, which was adopted in 1999. The incentive plan seeks to advance our interests by providing an annual cash incentive bonus to be paid to executive officers and other key employees based upon our performance during the calendar year. The committee establishes a formula to be used to determine the size of a bonus pool for each year based upon our earnings before interest expense, taxes, depreciation and amortization (EBITDA). The committee also determines the target bonus to be awarded to each executive officer that it has designated as a participant in the incentive plan at different levels of EBITDA and the Chief Executive Officer determines the other amount to be distributed to each other participant. Target bonuses are determined considering the Chief Executive Officer's recommendation for executive officers other than himself. In its and his discretion, both the Compensation Committee and Chief Executive Officer may determine to revise the EBITDA level or award either more or less than the amount originally targeted at the beginning of the year for any employee.

         LONG-TERM INCENTIVE COMPENSATION

         Consistent with our compensation philosophy, the Compensation Committee believes that stock ownership and stock-based incentive awards are the best way to align the interests of our executives with those of our stockholders. The committee has established a policy of awarding stock options each year based on competitive practices, our continuing financial progress and the individual's performance. All stock option awards are made with option exercise prices equal to the fair market value of the underlying stock at the time of grant. Holders of stock option awards benefit only when and to the extent that our stock price increases after the option grant. In 2002, the Compensation Committee approved annual stock option grants to executive officers and other key employees, as recommended by the Chief Executive

Officer. Option awards were made to 190 employees and executives and covered approximately 595,841 shares of underlying common stock.

         COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

         Components of our Chief Executive Officer's compensation for 2002 included base salary and participation in the Management Incentive Plan.

         Mr. Hall's base salary for 2002 was $450,000. His base salary was increased in July 2001 after considering various factors, including his expertise and performance and the extent to which his total compensation package is at risk under our incentive plan and stock option plans. Mr. Hall also earned a cash incentive bonus in the amount of $300,000 in recognition of his outstanding leadership during 2002. Mr. Hall did not receive any stock options in 2002.

         The Compensation Committee believes that the total compensation package provided to Mr. Hall is fair and reasonable based on the competitive market in which we conduct our business and his overall contribution to our success.

         POLICY REGARDING SECTION 162(m) OF THE INTERNAL REVENUE CODE

         Section 162(m) of the Internal Revenue Code generally limits our ability to take a federal income tax deduction for compensation paid to our Chief Executive Officer and other executive officers in excess of $1 million, except for qualified performance-based compensation. The stock options we grant have been structured to qualify as performance-based and are so not subject to this deduction limitation. While the Compensation Committee will seek to utilize deductible forms of compensation to the extent practicable, it does not believe that compensation decisions should be made solely to maintain the deductibility of compensation for federal income tax purposes.

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During 2002, the Compensation Committee was composed entirely of outside, non-employee directors and none of our executive officers served as a director or member of the compensation committee of another entity whose executive officers served on the Board.

                           The Compensation Committee

Richard A. Pattarozzi          Justin L. Sullivan            Richard A. Bachmann

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In connection with the acquisition of Cardinal Holding Corp. in July 1999, we entered into a stockholders' agreement with First Reserve Fund VII, Limited Partnership, and First Reserve Fund VIII, L.P. Under the agreement, the First Reserve funds are now entitled to designate two members to the Board as long as they beneficially and collectively own at least 5% of our voting power. In addition, the stockholders' agreement prevents the First Reserve funds from:
(i) acquiring additional equity securities in an amount that would result in the funds obtaining beneficial ownership of more than an additional 10% of the outstanding shares of any class of our equity securities; (ii) disposing of any of our securities, except in limited circumstances primarily involving public sales; and (iii) facilitating a change of control.

         Further in connection with the Cardinal acquisition, we entered into a registration rights agreement with the First Reserve funds. The First Reserve funds have the right to require us to file a registration statement under the Securities Act of 1933 so that they may sell at least 20% of the shares of common stock they own. We are not obligated to file more than one registration statement for the First Reserve funds during any twelve month period, and in no event are we obligated to make more than four registrations under the agreement. The First Reserve funds also have the right to include their shares in any other registration statement we file involving our common stock.

         We provide well intervention, field management and other services to Energy Partners, Ltd. Mr. Bachmann is the Chief Executive Officer of Energy Partners. During 2002, we billed Energy Partners approximately $4.0 million for these services on terms that we believe are customary in the industry. We expect to continue providing these services to Energy Partners.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10% stockholders to file with the Securities and Exchange Commission reports of ownership and changes in ownership of our equity securities. To the best of our knowledge, all required forms were timely filed with the SEC during 2002, except for a late Form 3 reporting the initial statement of beneficial ownership of securities by Mr. Pattarozzi due to a clerical error.

PERFORMANCE GRAPH

         The graph and corresponding table below compares the total stockholder return on our common stock for the last five years with the total return on the S&P 500 Index and a Self-Determined Peer Group for the same period. The information in the graph is based on the assumption of a $100 investment on January 1, 1998 at closing prices on December 31, 1997.



CRSP Total Returns Index for:           12/1997        12/1998        12/1999        12/2000        12/2001        12/2002
-----------------------------           -------        -------        -------        -------        -------        -------

Superior Energy Services, Inc.             100.0           28.1           66.7          113.6           85.4           81.0
S&P 500 Stocks                             100.0          129.0          156.3          142.4          125.6           97.7
Self-Determined Peer Group                 100.0           58.3           75.3          104.2           72.0           65.0

NOTES:

     A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.

     B. The indexes are reweighted daily, using the market capitalization on the previous trading day.

     C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

     D.   The index level for all series was set to $100.0 on 12/31/1997.

         Beginning with our Proxy Statement for 2002, we changed the peer company index for this performance graph from the NASDAQ Stocks (SIC 1380-1389 US Companies) Oil and Gas Field Services Index to a Self-Determined Peer Group. Our Self-Determined Peer Group is comprised of BJ Services Company, Global Industries, Ltd., Schlumberger Limited, Baker Hughes Incorporated, Halliburton Company and Weatherford International Ltd. We made this change because we believe that investors are increasingly comparing investment alternatives among us and the companies presented in the Self-Determined Peer Group.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

         A representative of KPMG LLP, our independent auditor for the fiscal year ended December 31, 2002, is expected to attend the annual meeting. The representative will have an opportunity to make a statement if he wishes to do so, and will be available to respond to questions.

2004 STOCKHOLDER NOMINATIONS AND PROPOSALS

         Our Bylaws require that stockholders who wish to make a nomination for the election of a director or to bring any other matter before a meeting of the stockholders must give written notice of their intent to our Secretary not more than 270 days and not less than 120 days in advance of the first anniversary of the preceding year's annual meeting of stockholders. For our 2004 annual meeting, a stockholder's notice must be received by our Secretary on or after August 23, 2003, but on or before January 20, 2004. We urge our stockholders to send their proposals by certified mail, return receipt requested.


                                         By Order of the Board of Directors

                                         /s/ Greg Rosenstein

                                         Greg Rosenstein
                                         Secretary


Harvey, Louisiana
April 16, 2003

                                     [FRONT]


                         SUPERIOR ENERGY SERVICES, INC.
                                1105 PETERS ROAD
                             HARVEY, LOUISIANA 70058

                     THIS PROXY IS SOLICITED BY THE BOARD OF
                   DIRECTORS FOR USE AT THE ANNUAL MEETING OF
                          STOCKHOLDERS ON MAY 19, 2003


         By signing this proxy, you revoke all prior proxies and appoint Terence
E. Hall, with full power of substitution, to represent you and to vote your shares on the matters shown below at Superior's annual meeting of stockholders to be held on May 19, 2003, and any adjournments thereof.


                (Continued and to be signed on the reverse side)

                                 [REVERSE SIDE]


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW.
         PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
          PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]


         1.       Election of directors

[ ] FOR all nominees      [ ] WITHHOLD authority    [ ] FOR ALL EXCEPT
                              for all nominees          (See instructions below)

       INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(s), MARK "FOR ALL EXCEPT" AND FILL IN THE CIRCLE NEXT TO EACH NOMINEE YOU WISH TO WITHHOLD, AS SHOWN HERE: o

      o Terence E. Hall        o Justin L. Sullivan      o Richard A. Bachmann

      o Joseph R. Edwards      o Ben A. Guill            o Richard A. Pattarozzi


         2. To vote in his discretion upon such other business as may properly come before the annual meeting and any adjournments thereof.


When this proxy is properly executed, your shares will be voted as directed. If no directions are given, this proxy will be voted FOR the nominees listed on this proxy card. The individual designated on the reverse side will vote in his discretion on any other matter that may properly come before the meeting.


                                             -----------------------------------
                                                    Signature of Stockholder

                                             Date:  ____________________

                                             -----------------------------------
                                                   Signature of Stockholder

                                             Date:  ____________________, 2003


                                             Note: This proxy must be signed
                                             exactly as the name appears hereon.
                                             When shares are held jointly, each
                                             holder should sign. When signing as
                                             executor, administrator, attorney,
                                             trustee or guardian, please give
                                             full title as such. If the signer
                                             is a corporation, please sign full
                                             corporate name by duly authorized
                                             officer, giving full title as such.
                                             If signer is a partnership, please
                                             sign in partnership name by
                                             authorized person.